EXHIBIT 12



                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (Millions of Dollars Except Ratios)


                                                                 Three Months Ended               Six  Months Ended
                                                                    June 28, 1998                    June 28, 1998
                                                                   --------------                   --------------


EARNINGS:


Earnings (loss) before income taxes (Note 1)                            $ 116.3                         $(881.7)
Interest expense                                                           35.7                            72.3
Portion of rent expense representative of an
   interest factor                                                          6.3                            12.6
                                                                        -------                         -------

Adjusted earnings (loss) before income taxes
   and fixed charges                                                    $ 158.3                         $(796.8)
                                                                        =======                         =======


FIXED CHARGES:

Interest expense                                                        $  35.7                         $  72.3
Portion of rent expense representative
   of an interest factor                                                    6.3                            12.6
                                                                        -------                         -------

Total fixed charges                                                     $  42.0                         $  84.9
                                                                        =======                         =======

RATIO OF EARNINGS TO FIXED
   CHARGES (DEFICIENCY) (Notes 1 and 2)                                    3.77                              --
                                                                        =======                         =======




Note:         1. Included in earnings  (loss)  before  income  taxes for the six months ended June 28, 1998, are restructuring charges in the amount of $140.0 and a write-off of goodwill in the amount of $900.0, both of which were recognized in the first quarter of 1998.

              2. Earnings  (loss)  before  income taxes for the six months ended
                 June 28, 1998, were insufficient to cover fixed charges by the amount of $881.7.

